Exhibit 99.1
Press Release

AVIS BUDGET GROUP COMPLETES $650 MILLION
ASSET-BACKED BOND OFFERING

Transaction Will Enable the Company to Replace Vehicle-Backed Debt
Maturing in 2012 at Substantially Lower Rates

Parsippany, N.J., August 26, 2011 – Avis Budget Group, Inc. (NASDAQ: CAR) announced today that its Avis Budget Rental Car Funding (AESOP) LLC subsidiary has completed an offering of $650 million of asset-backed bonds with a weighted average interest rate of 3.5%.  The proceeds of the offering are expected to be used to refinance ABS debt maturing in 2012 with a blended interest rate of over 6%, and at a similar advance rate.

“We are very pleased by the strong demand for our asset-backed securities, especially given the increased volatility in the markets of late,” said David B. Wyshner, Avis Budget Group Executive Vice President and Chief Financial Officer.  “The new asset-backed bonds will enable us to extend a substantial portion of our upcoming debt maturities over five years, and do so on attractive terms.”

Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2010, including under headings such as "Forward-Looking Statements", “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and in other filings and furnishings made by the Company with the SEC from time to time.  Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Additional Information
The Series 2011-5 asset-backed bonds have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the Series 2011-5 asset-backed bonds, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

About Avis Budget Group, Inc.
Avis Budget Group is a leading vehicle rental operator in the United States, Canada, Australia, New Zealand and certain other regions through its Avis and Budget brands. In addition, the Company has licensed operations in more than 100 countries that allow it to serve commercial and leisure travelers throughout the world and has an agreement to acquire Avis Europe plc, its licensee in Europe, the Middle East, Africa and parts of Asia.  Avis Budget Group is headquartered in Parsippany, N.J. and has more than 21,000 employees.  For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Contacts
Media Contact:                                                                                                Investor Contact:
John Barrows                                                                                                     Neal Goldner
(973) 496-7865                                                                                                    (973) 496-5086
PR@avisbudget.com                                                                                        IR@avisbudget.com

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